Exhibit 3.4

AVENUE EXCHANGE CORP.
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE
DELAWARE GENERAL CORPORATION LAW

The undersigned, President and Chief Executive Officer, hereby certifies that:

Section 1. He is the President and Chief Executive Officer, of Avenue Exchange Corp, a Delaware corporation (the "Corporation").

Section 2. The Corporation is authorized to issue 50,000,001 shares of preferred stock; and

Section 3. The following resolutions were duly adopted by the Board of Directors:

WHEREAS, the Certificate of Incorporation of the Corporation, as amended, provides for a class of its authorized stock known as preferred stock, comprised of 50,000,001 shares, $0.000001 par value, issuable from time to time in one or more series;

WHEREAS, the Board of Directors of the Corporation is authorized to determine, by resolutions or resolution adopted prior to the issuance of any shares thereof, the number of shares constituting any a series of preferred stock and the designations, powers, preferences, limitations, and relative or other rights thereof, including but not limited to dividend rights, dividend rate, rights and terms of redemption, liquidation preferences, conversion rights, voting rights and any other preferences of such series, to the full extent permitted by Delaware law; and

WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to fix the powers, preferences, rights, qualifications, limitations and restrictions and other matters relating to a series of the preferred stock, which shall consist of 50,000,001 shares of the preferred stock which the corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

"Business Day" means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by Jaw or other governmental action to close.

"Common Stock" means the Corporation's common stock, par value $0.000001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Shares" means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

"Holder" means a bolder of the Preferred Stock.

"Junior Securities" means the Common Stock, and all other securities of the Corporation other than those securities which are explicitly senior or pari passu to the Preferred Stock in liquidation preference.

"Liquidation" shall have the meaning set forth in Section 5.

"New York Courts" shall have the meaning set forth in Section 8(d).

"Notice of Conversion" shall have the meaning set forth in Section 6(a).

"Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

"Person" means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof

"Preferred Stock" shall have the meaning set forth in Section 2.

"Share Delivery Date" shall have the meaning set forth in Section 6(b)(i).

"Trading Day" means a day on which the Common Stock is traded on the principal Trading Market

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board or the Pink Sheets.

Section 2. Re-Designation, Amount and Par Value. The series of preferred stock heretofore named "Series C Preferred Stock" shall be re-named and designated "Series A Preferred Stock" (the "Preferred Stock"). It shall have one (1) shares authorized at $0.000001 par value per share.

Section 3. Rank. The Preferred Stock shall rank senior to all other capital stock of the Corporation outstanding.

Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the amount paid for the Preferred Stock, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the Holders of Preferred Stock.

Section 5. Conversion Rights.

a)     If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall be convertible into the number of shares of Common Stock which equals 75% of the total number of shares of Common Stock, plus the total number of shares of Series B Preferred Stock, which are issued and outstanding at the time of conversion.

b)     Each individual share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock which equals 75% of the total number of shares of Common Stock, plus the total number of shares of Series B Preferred Stock, which are issued and outstanding at the time of conversion, divided by the total number of shares of Series A Preferred Stock at the time of conversion.

Section 6. Issuance. Shares of Preferred Stock may only be issued in exchange for the partial or full retirement of debt held by Management, employees or consultants, The number of Shares of Preferred Stock to be issued to each qualified person (member of Management, employee or consultant) holding a Note shall be determined by the following formula:

1,340 x 100 y/ (q+r + y) = number of shares of Series A Preferred Stock to be issued where y equals the Common Stock that would have been issued to the person were that person to convert his debt into shares of the Common Stock at a price equal to one-half (1/2) of the average of the best Bid price of the Common Stock at the close of each of the prior five trading days; and q equals the total number of shares of Common Stock issued and outstanding at that time; and r equals the "potential Common Stock" represented by the number of shares of Common Stock that would be issued if all shares of previously-issued Series A Preferred Stock (if any) were converted into shares of Common Stock.

Section 7.Voting Rights. VOTING RIGHTS

a.     If at least one share of Series A Preferred Stock is issued and outstanding, then the total aggregate issued shares of Series A Preferred Stock at any given time, regardless of their number, shall have voting rights equal to 75% of the total number of shares of Common Stock, plus the total number of shares of Series B Preferred Stock, issued and outstanding at the time of any vote of shareholders.

b.     Each individual share of Series A Preferred Stock shall have the voting rights equal to 75% of the number of shares of Common Stock, plus the total number of shares of Series B Preferred Stock, issued and outstanding at the time of any vote of shareholders, divided by the number of shares of Series A Preferred Stock which are issued and outstanding at the time of the vote.

The effective date shall be November 4th, 2009.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 29th day of October 2009.

/s/ Mark Astrom

Name: Mark Astrom
Title: President and Chief Executive Officer